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FOR IMMEDIATE RELEASE

CONTACT:    INVESTORS
            ---------
            Tormey Santolli
            Roslyn Bancorp
            516-621-6000 Extension 1228

            MEDIA
            -----
            Donald W. Schuster
            The Torrenzano Group, Ltd.
            212-681-1700 Extension 103

              ROSLYN BANCORP AFFIRMS STOCK EXCHANGE RATIO
                 FOR ACQUISITION OF T R FINANCIAL CORP.


ROSLYN, NY, Dec. 28, 1998 - Roslyn Bancorp, Inc. (RSLN), the holding company for The Roslyn Savings Bank, today stated that its board of directors does not intend to increase the stock exchange ratio for its acquisition of T R Financial Corp. (ROSE) the holding company for Roosevelt Savings Bank. The exchange ratio is 2.05 shares of Roslyn stock for 1.00 share of T R Financial.

Joseph L. Mancino, chairman, president and chief executive officer of Roslyn stated the company's intention in a letter sent today on behalf of it's board to John M. Tsimbinos, chairman and CEO of T R Financial. "We believe the exchange ratio as stated in the proxy approved overwhelmingly by the stockholders of Roslyn and T R Financial remains equitable to the stockholders of both institutions," he wrote.

"Their best interests are served by maintaining the exchange ratio and successfully concluding this merger. It will create a powerful new community bank committed to enhancing stockholder value through well-managed growth," Mr. Mancino continued. "We look forward to an affirmative response from the board of directors of T R Financial and to ensuring value for the stockholders of our combined institution as we enter a new era of growth."

The new bank will retain the Roslyn name, have $7.7 billion in assets, more than $4.1 billion in deposits and 25 full-service banking locations. It will be the fourth largest thrift institution based in New York State and among the leaders in the nation.

The Roslyn Savings Bank operates 10 full-service banking locations in Nassau and Suffolk counties on Long Island and 11 mortgage origination offices of Roslyn National Mortgage Corporation in New York, New Jersey, Connecticut, Delaware and Pennsylvania.

Statements contained in this news release which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.